News Release

Contacts:

Integra LifeSciences Holdings Corporation
John B. Henneman, III	Investor Relations:
Corporate Vice President,	Angela Steinway
Finance and Administration,	(609) 936-2268
and Chief Financial Officer	angela.steinway@integralife.com
(609) 275-0500

Integra LifeSciences Reports First Quarter 2014 Financial Results

Revenue In Line with Guidance

Plainsboro, New Jersey / May 1, 2014 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its financial results for the first quarter ending March 31, 2014. Total revenues for the first quarter were $215.1 million, reflecting an increase of $18.4 million over the first quarter of 2013.
Excluding the contribution of revenues from the DuraSeal acquisition, which closed during the first quarter, the contribution of revenues from discontinued products, and the effect of currency exchange rates, revenues increased 3% over the first quarter of 2013.
"We are pleased to have met our revenue and profit objectives for the quarter," said Peter Arduini, Integra's President and Chief Executive Officer. "We expect our revenue growth to accelerate from here, and our operating business is on track to meet our guidance for the full year."
In the first quarter of 2014, the Company changed its accounting policy for the medical device excise tax to immediately record the expense in selling general and administrative expenses rather than recording it in inventory and subsequently amortizing it in cost of sales. A full reconciliation of the effect of this accounting principle change on Integra's quarterly financial results for 2013 is available on Integra's Investor Relations website at investor.integralife.com. This change had the effect of lowering GAAP and adjusted net income (loss) for the first quarter of 2013 each by $2.0 million, or $0.07 per diluted share.
The Company reported GAAP net income of $2.2 million, or $0.07 per diluted share, for the first quarter of 2014, compared to GAAP net loss of $(6.0) million, or $(0.22) per diluted share, for the first quarter of 2013.
Adjusted net income for the first quarter of 2014, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $18.6 million, or $0.57 per diluted share, compared to adjusted net income of $8.9 million, or $0.31 per diluted share, in the first quarter of 2013.
Integra generated $11.3 million in cash flows from operations and invested $11.3 million in capital expenditures during the quarter. Integra drew down $235 million on its credit facility to fund the DuraSeal acquisition, which closed in January.

Adjusted EBITDA for the first quarter of 2014, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $36.9 million, compared to $22.2 million achieved in the first quarter last year. Adjusted EBITDA excluding stock-based compensation for the first quarter of 2014, computed with the adjustments to GAAP reporting set forth in the attached reconciliation, was $39.4 million, compared to $24.3 million achieved in the first quarter last year.

Effect of Accounting Policy Change, Purchase Price Accounting and Tax Rate on Our Outlook for 2014
The Company continues to expect full year 2014 revenues to be between $920 million and $940 million.
The Company expects the change in accounting policy for the medical device tax to reduce GAAP net income per share by approximately $0.05 during 2014. The change will have no negative impact on cash flow, since it affects only the accounting for the tax, not the obligation to pay it. In addition, the Company expects amortization expense arising from the final purchase price accounting for the Duraseal acquisition to reduce GAAP net income per share by approximately $0.10. Finally, the Company now expects its adjusted tax rate to be 31% to 32%, primarily because of prospective state and foreign tax audit settlements and because the revision of the medical device excise tax expense for the purposes of our 2013 tax filings had the effect of increasing our 2014 tax rate. Taking into account these items, the Company is revising its expectations for GAAP earnings per diluted share for the full year to be between $1.13 and $1.31 and for adjusted earnings per diluted share to be between $2.88 and $3.06.
"We are lowering our GAAP and adjusted earnings guidance from our previous range, primarily reflecting the negative impact of the change in accounting policy for the medical device excise tax, greater amortization expense than we originally forecast following the purchase price accounting for the DuraSeal acquisition, and the increase in the adjusted tax rate," said Jack Henneman, Integra's Chief Financial Officer. "Our outlook for our fundamental business has not changed."

In accordance with our usual practice, expectations for financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

In the future, the Company may record, or expects to record, certain additional revenues, gains, expenses or charges as described in the Discussion of Adjusted Financial Measures below that it will exclude in the calculation of adjusted EBITDA and adjusted earnings per share for historical periods and in providing adjusted earnings per share guidance.

Conference Call
Integra has scheduled a conference call for 8:30 AM ET today, Thursday, May 1, 2014 to discuss financial results for the first quarter and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Access to the live call is available by dialing (913) 312-1507 and using the passcode 7751858. The call can also be accessed through a webcast via a link provided on the Investor Relations homepage of Integra's website at investor.integralife.com Access to the replay is available through May 19, 2014 by dialing (719) 457-0820 and using the passcode 7751858. The webcast will also be archived on the website.

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Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company's judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income (loss), GAAP and adjusted earnings (loss) per diluted share, non-GAAP adjustments such as global enterprise resource planning (“ERP”) system implementation charges, certain expenses associated with product recalls, acquisition-related charges, goodwill impairment charges, non-cash amortization of imputed interest for convertible debt, intangible asset amortization, and income tax expense (benefit) related to non-GAAP adjustments. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to: the Company's ability to execute its operating plan effectively, the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demand; global macroeconomic conditions; continued weakness in sales outside of the U.S.; the Company's ability to manage its direct sales channels effectively; the Company's ability to maintain relationships with customers of acquired entities; physicians' willingness to adopt and third-party payors' willingness to provide reimbursement for the Company's recently launched and planned products; initiatives launched by the Company's competitors; downward pricing pressures for customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospital spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the Company's ability to integrate acquired businesses; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our convertible notes and bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2013 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide adjusted revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA excluding stock-based compensation, adjusted net income and adjusted earnings per diluted share. Adjusted revenues consist of growth in total revenues excluding the effects of currency exchange rates on the current period's revenues, the contribution of revenues from discontinued products in both the current and prior periods' revenues, and the contribution of revenues from the DuraSeal acquisition. The various measures of adjusted EBITDA consist of GAAP net income (loss), excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) those operating expenses also excluded from adjusted net income and, as appropriate (vi) stock-based compensation expense. The measure of adjusted net income consists of GAAP net income (loss), excluding: (i) manufacturing facility remediation costs; (ii) global ERP implementation charges; (iii) structural optimization charges; (iv) certain employee termination charges; (v) discontinued product lines charges; (vi) acquisition-related charges; (vii) certain expenses associated with product recalls; (viii) impairment charges; (ix) convertible debt non-cash interest; (x) intangible asset amortization expense; and (xi) income tax impact from adjustments and other items. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. Because the Company reported a GAAP net loss in the three months ended March 31, 2013, the calculation of GAAP diluted weighted average shares outstanding for the first quarter period excludes the effects of stock options and unvested restricted stock, as the effect of these equity awards would be anti-dilutive. The Company included the dilutive effects of these equity awards in the calculation of adjusted diluted weighted average shares outstanding used to calculate adjusted earnings per diluted share for the first quarter period because their effects are dilutive in relation to adjusted net income.
Reconciliations of GAAP revenues to adjusted revenues and GAAP net income (loss) to adjusted EBITDA, adjusted EBITDA excluding stock-based compensation and adjusted net income, and GAAP earnings (losses) per diluted share to adjusted earnings per diluted share for the periods ended March 31, 2014 and 2013 appear in the financial tables in this release.
Integra believes that the presentation of adjusted revenues and the various adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share measures provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Total revenues	$215,059	$196,652

Costs and expenses:
Cost of goods sold	82,383	79,612
Research and development	12,567	12,716
Selling, general and administrative	108,338	102,963
Intangible asset amortization	3,033	3,551
Total costs and expenses	206,321	198,842

Operating income (loss)	8,738	(2,190)

Interest income	62	63
Interest expense	(5,142)	(4,800)
Other income (expense), net	317	(974)
Income (loss) before income taxes	3,975	(7,901)

Income tax expense (benefit)	1,769	(1,873)
Net income (loss)*	$2,206	$(6,028)

Diluted net income (loss) per share	$0.07	$(0.22)
Weighted average common shares outstanding for diluted net income (loss) per share	32,768	27,796

*In the first quarter of 2014, the Company changed its accounting policy for the medical device excise tax to immediately record the expense in selling general and administrative expenses rather than recording it in inventory and subsequently amortizing it in cost of sales. A full reconciliation of the effect of this accounting principle change on Integra's quarterly financial results for 2013 is available on Integra's Investor Relations website at investor.integralife.com. This change had the effect of lowering GAAP and adjusted net income (loss) for the first quarter of 2013 each by $2.0 million, or $0.07 per diluted share.

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, the DuraSeal acquisition and discontinued products are as follows:
(In thousands)

	Three Months Ended March 31,
	2014	2013	Change
U.S. Neurosurgery	$54,383	$38,996	39%
U.S. Instruments	36,720	36,948	(1)%
U.S. Extremities	31,912	31,361	2%
U.S. Spine & Other	41,067	43,548	(6)%
International*	50,977	45,799	11%
Total Revenue	$215,059	$196,652	9%

Impact of changes in currency exchange rates	$150	$—
Less contribution of revenues from DuraSeal acquisition	(14,220)	—
Less contribution of revenues from discontinued products	(2,262)	(3,843)	(41)%
Total adjusted revenues	$198,727	$192,809	3%

*The International segment revenues reflect sales that are actively managed by our International division. This does not constitute all recorded sales outside the U.S., as some Instrument sales and private label (included in U.S. Spine & Other) product sales in those regions are managed by their respective U.S. divisions.

Items included in GAAP net income (loss) and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2014

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	Interest Exp(Inc)(d)	Tax(e)
Manufacturing facility remediation costs	$143	$47	$96	$—	$—	$—
Global ERP implementation charges	6,100	—	6,100	—	—	—
Structural optimization charges	2,960	1,704	1,256	—	—	—
Acquisition-related charges	3,753	204	3,549	—	—	—
Certain employee termination charges	681	322	359	—	—	—
Intangible asset amortization expense*	7,433	4,400	—	3,033	—	—
Impairment charges	600	600	—	—	—	—
Convertible debt non-cash interest	1,667	—	—	—	1,667	—
Estimated income tax impact from adjustments and other items	(6,933)	—	—	—	—	(6,933)
Depreciation expense	6,528
Stock-based compensation expense	2,471

*For the period ending March 31, 2014, “Intangible asset amortization expense” excludes $600 already included in “Impairment charges” above.

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	Interest (Inc)Exp - Interest (income) expense, net

e)	Tax - Income tax expense

Three Months Ended March 31, 2013
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	Amort. (c)	Interest Exp(Inc) (d)	Tax (e)
Manufacturing facility remediation costs	$2,125	$1,843	$282	$—	$—	$—
Certain expenses associated with product recalls	1,279	1,279	—	—	—	—
Global ERP implementation charges	6,149	—	6,149	—	—	—
Structural optimization charges	3,408	1,061	2,347	—	—	—
Acquisition-related charges	388	318	70	—	—	—
Intangible asset amortization expense	5,204	1,653	—	3,551	—	—
Convertible debt non-cash interest	1,610	—	—	—	1,610	—
Estimated income tax impact from adjustments and other items	(5,251)	—	—	—	—	(5,251)
Depreciation expense*	5,825
Stock-based compensation expense	2,072

*For the period ending March 31, 2013 “Depreciation expense” excludes $360 already included in “Structural optimization charges” above.

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	Interest (Inc)Exp - Interest (income) expense, net

e)	Tax - Income tax expense

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET (LOSS)/INCOME TO ADJUSTED EBITDA AND ADJUSTED EBITDA EXCLUDING STOCK-BASED COMPENSATION
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

GAAP net income (loss)	$2,206	$(6,028)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	13,961	11,029
Other (income) expense, net	(317)	974
Interest (income) expense, net	5,080	4,737
Income tax expense (benefit)	1,769	(1,873)
Manufacturing facility remediation costs	143	2,125
Global ERP implementation charges	6,100	6,149
Certain expenses associated with product recalls	—	1,279
Structural optimization charges	2,960	3,408
Certain employee termination charges	681	—
Acquisition-related charges	3,753	388
Impairment charges	600	—

Total of non-GAAP adjustments	34,730	28,216
Adjusted EBITDA	$36,936	$22,188

Stock-based compensation	2,471	2,072

Adjusted EBITDA excluding stock-based compensation	$39,407	$24,260

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET (LOSS)/INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013

GAAP net income (loss)	$2,206	$(6,028)
Non-GAAP adjustments:
Manufacturing facility remediation costs	143	2,125
Global ERP implementation charges	6,100	6,149
Certain expenses associated with product recalls	—	1,279
Structural optimization charges	2,960	3,408
Certain employee termination charges	681	—
Acquisition-related charges	3,753	388
Intangible asset amortization expense	7,433	5,204
Impairment charges	600	—
Convertible debt non-cash interest	1,667	1,610
Estimated income tax impact from adjustments and other items	(6,933)	(5,251)

Total of non-GAAP adjustments	16,404	14,912
Adjusted net income	$18,610	$8,884

Adjusted diluted net income per share	$0.57	$0.31
Weighted average common shares outstanding for diluted net income (loss) per share	32,768	27,796

Non-GAAP adjustment for dilutive effects of equity awards	—	414

Weighted average common shares outstanding for adjusted diluted net income per share	32,768	28,210

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$129,038	$120,614
Accounts receivable, net	112,521	118,145
Inventory, net	215,232	206,919

Bank line of credit	421,875	186,875
Convertible securities	207,125	205,182

Stockholders' equity	679,200	666,090

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

(In thousands, except per share amounts)

	Recorded Year to Date	Projected Year Ended
	March 31, 2014	December 31, 2014
		Low	High
GAAP net income	$2,206	$37,166	$43,366
Non-GAAP adjustments:
Manufacturing facility remediation costs	143	143	143
Global ERP implementation charges	6,100	23,100	23,100
Structural optimization charges	2,960	20,800	20,800
Acquisition-related charges	3,753	8,000	8,000
Certain employee termination charges	681	681	681
Intangible asset amortization expense	7,433	30,310	30,310
Impairment charges	600	600	600
Convertible debt non-cash interest	1,667	6,800	6,800
Estimated income tax impact from adjustments and other items	(6,933)	(32,700)	(32,700)

Total of non-GAAP adjustments	16,404	57,734	57,734
Adjusted net income	$18,610	$94,900	$101,100

GAAP diluted net income per share	$0.07	$1.13	$1.31
Non-GAAP adjustments detailed above (per share)	$0.50	$1.75	$1.75
Adjusted diluted net income per share	$0.57	$2.88	$3.06

Weighted average common shares outstanding for adjusted diluted net income per share	32,768	33,000	33,000

Items included in GAAP net income guidance and location where each item is expected to be recorded is as follows:
(In thousands)
Projected Year Ended December 31, 2014

Item	Total Amount	COGS	SG&A	Amort.	Interest Exp(Inc)	Tax
Manufacturing facility remediation costs	$143	$47	$96	$—	$—	$—
Global ERP implementation charges	23,100	—	23,100	—	—	—
Structural optimization charges	20,800	18,500	2,300	—	—	—
Acquisition-related charges	8,000	1,000	7,000	—	—	—
Certain employee termination charges	681	322	359	—	—	—
Intangible asset amortization expense	30,310	18,360	—	11,950	—	—
Impairment charges	600	600	—	—	—	—
Convertible debt non-cash interest	6,800	—	—	—	6,800	—
Estimated income tax impact from adjustments and other items	(32,700)	—	—	—	—	(32,700)

Source: Integra LifeSciences Holdings Corporation